Exhibit 99.1

The Pepsi Bottling Group Raises Second Quarter and Full-Year 2009 Earnings Guidance

  Q2 2009 Comparable EPS Guidance Raised by Five Cents to $0.70 – $0.74
  Full-Year 2009 Comparable EPS Guidance Raised by 10 Cents to $2.30 – $2.40
  PBG to Host Conference Call Today at 8:30 a.m. EDT

SOMERS, N.Y.--(BUSINESS WIRE)--June 2, 2009--The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that it has raised its second quarter and 2009 earnings guidance. The company now expects to deliver comparable diluted earnings per share (EPS) of $0.70 to $0.74 in the second quarter, a five cent increase from its previous guidance range.

For the full-year, PBG now expects comparable diluted EPS in the range of $2.30 to $2.40, up 10 cents from the company’s previous forecast. The company also raised its full-year operating free cash flow guidance by $25 million to $525 million.

Among the key drivers of the company’s revised outlook are: improved carbonated soft drink performance in the United States; decreased volatility in foreign currencies; and continued commodity cost deflation.

“PBG’s strong start to the year has continued in the second quarter. Improving fundamentals in our U.S. and Canada business, coupled with the success of our global pricing strategy, are producing solid results. We’re also delivering significant cost and productivity savings and superior execution at the point of sale. At the same time, we’re beginning to see favorable trends within our sector as well as in the commodity and foreign currency markets. As a result, our performance continues to exceed our expectations and we are raising our guidance,” said PBG Chairman and Chief Executive Officer Eric Foss.

“Our focus for the balance of the year and beyond will remain on strengthening our brand portfolio, transforming our performance through operational excellence, and pursuing geographic growth opportunities,” Foss continued. “As global economies recover and the liquid refreshment category rebounds, PBG will be well positioned to win in the marketplace and create shareholder value.”

Conference Call

PBG will host a conference call at 8:30 a.m. EDT today to discuss its financial outlook and provide perspective on the PepsiCo proposal. The live call and replay can be accessed by visiting the Investor Relations section of the company's website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: the outcome of, or developments concerning, PepsiCo’s proposal to purchase all outstanding shares of the Company that it does not already own; the outcome of, and expenses associated with, any litigation related to PepsiCo’s acquisition proposal; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages, the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including those associated with the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Currency neutral results are calculated using prior year’s exchange rates.

Items Affecting Comparability

2009 Items

2008 Restructuring Charges

In the fourth quarter of 2008, PBG announced a restructuring program to enhance the Company’s operating capabilities in each of its reportable segments. Since the inception of the program and through the first quarter of 2009, the Company incurred pre-tax charges of $88 million. We expect to record additional pre-tax charges of $52 million to $82 million in the remainder of 2009, relating to this program. These charges are primarily for severance and related benefits, pension and other employee-related costs and other charges, including relocation and asset disposal costs.

Tax Audit Settlements

During the first quarter of 2009, PBG recorded a net non-cash tax benefit of approximately $39 million or $0.18 per diluted share which was reflected in income tax expense. The benefit resulted from the settlement of U.S. audits with the IRS for our 2003 - 2005 tax years.

During the second quarter of 2009, the statute of limitations for the IRS audit of our 2004 tax return closed, and we reached a settlement with the Canadian tax authorities related to an issue in dispute for 1999 – 2005. As a result, we expect to record a tax benefit in the range of $55 million to $60 million, or $0.24 to $0.27 per diluted share, which will be reflected in income tax expense.

2008 Items

Impairment Charge

As a result of the 2008 impairment test for goodwill and other intangible assets in the fourth quarter, the Company recorded pre-tax charges of $412 million or $1.26 per diluted share, relating primarily to distribution rights and brands for the Electropura water business in Mexico.

2007 Restructuring Charges

In the third quarter of 2007, PBG announced a realignment in the Company’s organization to adapt to changes in the marketplace and improve operating efficiencies. Over the course of the program, the Company incurred pre-tax charges of $29 million or $0.09 per diluted share. Of this amount, we recorded $3 million in 2008, primarily relating to relocation expenses in our U.S. & Canada segment.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred pre-tax charges of $25 million or $0.06 per diluted share, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount, we incurred a pre-tax charge of approximately $2 million associated with the FSV Rationalization plan in 2008.

2009 Guidance

Operating Income Growth Rates
	Full-Year 2009	Q2 2009
Comparable Guidance - Currency Neutral	Low-Mid Single Digits	Low-Mid Single Digit Decline
Comparable Guidance - U.S. Dollars (includes foreign currency translation impact)	Low Single Digit Decline	Mid-High Single Digit Decline
2008 Restructuring Charges	(1)% – 4%	(3)%
2007 Restructuring/Asset Disposal Charges	1%	1%
Impairment Charges	61% – 63%	–
Reported Guidance	58% – 67%	(7)% – (12)%

Diluted EPS
	Full-Year 2009	Q2 2009
Comparable Guidance	$2.30 – $2.40	$0.70 – $0.74
2008 Restructuring Charges	(0.17) – (0.27)	(0.03) – (0.04)
Tax Audit Settlement	0.42 – 0.45	0.24 – 0.27
Reported Guidance	$2.45 – $2.68	$0.90 – $0.98

2009 Full-Year OFCF Guidance

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of equity awards.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

PBG expects its full-year 2009 OFCF to be about $525 million. The Company anticipates capital expenditures to be in the range of $550 to $600 million and cash provided by operations plus the excess tax benefits from the exercise of equity awards to be over $1 billion.

CONTACT:
The Pepsi Bottling Group, Inc.
Jeff Dahncke, 914-767-7690
Public Relations
jeff.dahncke@pepsi.com
or
Mary Winn Settino, 914-767-7216
Investor Relations
marywinn.settino@pepsi.com